Exhibit 10.17

FY 2012 World Wide Sales

Compensation Plan

For

Account Executives, Opportunity Development Representatives, Opportunity Development Manager,

Systems Engineers, Sales Management, SE Management, Professional Services, and Sales Operations

August 1, 2011

PLAN PROVISIONS

This Plan supersedes all previous compensation plans. Nothing in this Plan or the administration of the Plan will affect Infoblox’s At-Will-Employment policy. This Plan shall not be construed to create a contract of employment for a specific time period between Infoblox and participants in the Plan.

The Plan may be modified or terminated at the sole discretion of Infoblox at any time, to be effective upon written notice of modification(s) to the participant. The Executive Vice President of Global Operations or CEO will adjust monthly or quarterly bookings goals based on new hires and territory changes.

The Plan is not effective, and no payment will be made, until both the Plan Participant and Infoblox have accepted this Plan in writing.

PLAN ACCEPTANCE

I acknowledge that I have read and understood all of the Infoblox FY 2012 Worldwide Sales Compensation Plan. I agree to adhere to and be bound by the terms and conditions of the Plan. Since no plan can account for all variations or foresee all possible situations, the Plan may be modified or interpreted from time-to-time. The final determination of any amounts due under this plan as well as the resolution of any disputes, vagaries, or interpretations shall be with the Executive Vice President of Global Operations and the CEO. The Executive Vice President of Global Operations and CEO retain final authority regarding the interpretation of this plan.

All the information contained in this document is considered confidential and proprietary information of Infoblox.

Acceptance by Plan Participant:	Acceptance by Infoblox Inc.:

Signature
Mark Smith, EVP Global Operations
Name (print)

Date	Date

GENERAL PROVISIONS

Effective Date

This World Wide Sales Compensation Plan (the “Plan”) is effective August 1, 2011 or the Plan Participant’s start date (whichever is later). The Plan will remain in full force and effect until July 31, 2012. The Plan may be terminated before that date if the Plan Participant ceases to be employed by Infoblox, or the Plan is cancelled by the Executive Vice President of Global Operations or CEO and superseded by a new approved plan.

Amendment

Infoblox reserves the right to modify at any time the Plan, including performance goals, territory/account assignment and quotas by furnishing each participant with written notice of the changes. The Executive Vice President of Global Operations or CEO must approve plan changes in writing. No amended incentive compensation payments will be made until the Executive Vice President of Global Operations signs the goal changes. Goal changes will generally be made in advance of the date they are to take effect. Retroactive adjustments back to the first day of the month, quarter or fiscal year may sometimes be necessary. All changes are effective based on bookings dates for products and services, as defined by this document.

Further, Infoblox reserves the right to review and modify goals, performance and territory assignments by furnishing each participant with a notice of the changes. An email memo is an acceptable way to communicate these changes.

Exceptions

The Executive Vice President of Global Operations or CEO must approve any and all exceptions to the Plan.

Final Authority

For issues not specifically addressed in this Plan including extraordinary circumstances, interpretations of the Plan, and for all matters of administration of the Plan, including any modifications of the Plan, the Executive Vice President of Global Operations and CEO shall have sole and final authority.

Eligibility

Infoblox management may, in its sole discretion, grant certain employees participation in the Plan. Participation in the Plan will be valid only if the employee and the supervising Executive Vice President of Global Operations, or his/her designee has duly executed a “World Wide Sales Compensation Plan” and “Quota Agreement”. The Plan Participant’s signatures on these documents are an acknowledgement by Plan Participant that he/she has received and agrees to all the provisions and documents of the Plan and Agreement.

Plan Participants have thirty (30) days to sign and return the World Wide Sales Compensation Plan and Quota Agreement. The Plan Participant will be ineligible to receive quarter end commission payments until the documents are signed and returned to Infoblox.

Plan Participants are not eligible to participate in any other non-sales based bonus or incentive plan of the Company unless specifically stated by the CEO. Plan Participants are eligible for the employee referral program.

Infoblox management may, with written approval from the Executive Vice President of Global Operations and CEO in their sole discretion, prorate goal assignments and commission payments based upon the following employee service criteria:

•	Hire date during a Plan period

•	Transfers in and out of sales positions during a Plan period

•	Terminations during a Plan period

•	Leave of Absence

No Contract of Employment

Nothing in this Plan shall be construed to imply a contract of employment for any specific period between Infoblox and the Plan Participant. Employees participating in the Plan remain employees “at-will” (unless otherwise expressly stated in an employment contract signed by Infoblox and the Plan Participant) and nothing in this Plan or the way that it is administered will negate Infoblox’s at-will employment policy. Infoblox reserves the right to terminate any participant’s employment or participation in this Plan at any time with or without cause.

Escalation Process

Questions or issues regarding these practices and policies should be directed in writing to the department manager, with the Executive Vice President of Global Operations and CEO acting as final authority. An email memo is an acceptable form of communication in this case. Outline the problem, the root cause, the scope/impact, the individuals affected and possible solutions.

Ethical and Legal Standards

Plan Participants are required at all times to comply with the Infoblox Code of Business Ethics and Conduct and all other Infoblox policies. In accordance with Infoblox’s employee policies, no Plan Participant shall pay, offer to pay or give any of his/her incentive compensation or any other money to any agent, customer or representative of the customer or any other person as an inducement or reward for assistance in making a sale.

Gifts and entertainment above a nominal amount shall not be given to customers, agents or representatives except in accordance with current Infoblox policies and procedures.

No Plan Participant or other Infoblox employee shall enter into any understanding, agreement, plan or scheme, expressed or implied, formal or informal, with any competitor in regard to prices, terms or conditions of sales, distribution, territories or customers, nor exchange or discuss in any matter with a competitor prices, terms and conditions or sale or any other conduct which in the opinion of Infoblox’s legal counsel, violates any of the anti-trust and/or trade regulation and/or trade practices.

No Plan Participant or other Infoblox employee shall enter into any side letters or arrangements, memorandums and/or any other forms of formal or informal agreements (“side deals”), written or verbal, that amend the terms and conditions of the original customer contracts without the approval from the Executive Vice President of Global Operations and CEO.

No Plan Participant or other Infoblox employee shall enter into any side letters or arrangements, memorandums and/or any other forms of formal or informal agreements (“side deals”), written or verbal, to authorize the extension of payment terms set forth in the original customer contracts without the approval from the CFO.

Any infraction of this policy, or of ethical business standards, will subject a Plan Participant to disciplinary action (including possible termination) and revocation of any incentive compensation as provided by this or any other plan to which the Plan Participant would otherwise be entitled.

COMPENSATION AND PAYMENTS

Goal Assignment (Quota)

Each Plan Participant will be assigned a specific commissionable bookings goal for his/her territory, which may consist of a geographic area, an industry segment, and/or specific global accounts. The bookings goal/quota is set forth in the Plan Participant’s Quarterly Quota Agreement and should be approved by the Plan Participant and his/her manager at the beginning of each quarter and every year on the sales year beginning August 1st, 2011. During the fiscal year, goal assignments or account changes based on changing conditions may be made by the Executive Vice President of Global Operations.

Infoblox reserves the right to review and revise territories and quota. Infoblox will endeavor to revise allocations in a manner that results in a fair remuneration for the affected participants. In addition, Infoblox reserves the right to review and adjust payment percentages when reallocating a territory.

The bookings goal assigned to each Plan Participant reflects Infoblox’s assessment of the level of business which is attainable and which is consistent with the company’s growth objectives. The goal reflects identified business opportunities and judgment for unknown business opportunities, the sum of which, if achieved, would be regarded as expected performance. A Plan Participant’s previous performance and experience is also reflected in the assigned goal. Changes to the organizational structure, assignments or territory responsibilities as a result of business conditions, may require modifications to bookings goal and commissions structure. Any such modifications affecting Plan Participant will be communicated to Plan Participant in writing.

Goals will be assigned as a quarterly target based on the Plan Participant’s Sales Quarter. The Sales Quarter for each Plan Participant will be designated in the Plan Participant’s Quarterly Quota Agreement and may not follow the Infoblox fiscal quarter or calendar quarter, and may differ depending on the Plan Participant’s Sales Region. For monthly goal assignment, the quarterly goal will generally be broken down in the following manner.

Month 1 = 33% of quarterly goal

Month 2 = 33% of quarterly goal

Month 3 = 34% of quarterly goal

While Infoblox will attempt to maintain goals and target payment percentages, Infoblox makes no guarantee, either implied or expressed, that goals and percentages will not change. Percentages and target compensation will be subject to adjustment any time a goal or quota is modified.

Definitions

Earned commissions will be based on Adjusted Bookings.

Adjusted Bookings used for calculating commissions is derived as follows:

All Shippable Bookings

Less: All holds, including credit, sales, contracts, cancelled services, customer requested, and pricing discrepancies, at the end of the current month

Plus: All holds, including credit, sales, contracts, customer requested, and pricing discrepancies, taken off hold by the end of the previous month

Less: Credit orders booked, including credit/rebills, rebates, and referral fees.

Less: AR collection adjustments

Less: Reimbursed travel expenses included on invoice

Less: Previously shippable bookings which are no longer shippable.

Plus/Less: Other bookings adjustments.

= Adjusted Bookings / Commissionable Total

Shippable Bookings:

Infoblox will make commissions payments monthly based on Shippable Bookings for the previous month. After calculation of Adjusted Bookings, Infoblox may deduct adjustments and chargebacks from subsequent payments as described below in “Reversal and Recovery of Payments” and “Overpayments”. To be considered a Shippable Booking, an order must meet all of the following requirements:

•	P.O. must be clean (i.e. no contractual or revenue problems), dated and received within commission period and must be shippable and billable immediately.

•	For products, P.O. must be shippable and billable immediately. If a future ship or billing date is requested, the order will be booked at that time.

•	For support services, P.O must be complete and accurate and not subject to any holds as described below.

•	For Professional and Training services, the order will be considered a Shippable Booking at invoicing for delivered services.

•	Must have Net 30 day payment terms or within terms of the customer’s contractual obligation

•	Product/service is on the current published price list and shippable at the time of the booking

•	Beta product orders are not commissionable

•	Contract executed, when applicable

•

Order must not have any non-standard terms or contingencies, verbal or otherwise, such as extended payment terms, acceptance, rights of return, verbal agreements for future deliverables, or any other non-standard term or contingency that would delay revenue recognition. Exceptions will require completion of a Salesforce.com case and appropriate approvals by Sales Management, Finance and the CEO.

•	Orders must be off credit hold, customer hold, sales hold and/or contract hold at month end

•	Orders submitted that are cancelled or changed after the end of the month, will not count against the time period they were entered (see reversals against bookings section below)

•	All sales must be non-refundable

Holds:

An order that has an attached hold will not be considered a Shippable Booking. The most common holds are as follows:

•	Over Credit Limit and Credit Past Due holds are financial holds that include the customer being over their credit limit, having no credit and/or has an invoice over 45 days old

•	Customer holds are defined as customer requests for deferred shipment dates or that the product not ship until further instructed (i.e., not immediately shippable and billable).

•	Contract holds are attached when fully executed copies of all required contract documents have not been received.

•	Price holds are holds resulting from the pricing on the PO not having proper approval.

•	There may be other holds attached by Infoblox for non-financial reasons.

•	Contracts for extended support and maintenance (for periods beyond 12 months) must be payable generally within 30 days for the entire extended period (amounts cannot be payable in installments).

Credit Orders:

Credit orders are returns that do not have an attached advanced replacement. Returns of product will be deducted from payments to Plan Participant based on the date that an RMA is opened. Credit/Rebills are processed when the pricing on the customer’s order is later adjusted. The adjustments to bookings will be made when the Credit/Rebill order is entered.

A/R Collection Adjustments:

Accounts receivable invoices, which are over 90 days past due and are open will be deducted from subsequent payments. Additional provisions apply in the event of a Plan Participant’s termination of employment. See “Termination of Employment” below. Any other payment adjustment will also be adjusted against subsequent payments. AR collection adjustments or other debooks occur at the end of each Infoblox fiscal quarter.

Other Bookings Adjustments:

These are adjustments that reflect changes that occur to bookings prior to shipment. For example, a Customer may increase or decrease the quantity of the original order.

Financing Arrangements:

Orders subject to non-standard financing terms and conditions (whether provided by Infoblox or third parties) may result in a delay in booking or adjustment to booking. The effect of non-standard financing terms and conditions will be determined on a case by case basis and the Plan Participant will be notified of the resulting effect on bookings for the order.

Distributor Stocking Orders:

Stocking orders to Distributors (including Securematics) are not considered Shippable or Adjusted Bookings for field sales (i.e. Regional Directors, Regional SE Managers, Sales Reps, SEs, and ODRs) until Infoblox receives confirmation that the Distributor has shipped the product to the VAR or End User.

Commission

Commissions are calculated as attainment percentage multiplied by the commission target. Attainment percentage is calculated as Adjusted Bookings divided by quota, multiplied by 100. Commissions are generally paid on the last day of the month following the close of the commission month. For example, November commissions are paid out on the last day of December. December commissions are paid out on the last day of January. January commissions are paid out on the last day of February.

New hires inherit the full quota and full bookings starting in the first month they are employed. For example, an Account Executive with a 9/15 employment start date gets the full bookings for the full months of September and October (9/1-10/31). The Account Executive also gets the full quota for the full months of September and October (9/1-10/31). The quarterly commission target for the first quarter is pro-rated based on the number of days remaining in the quarter after employment start date.

Account Executives

Commission is calculated using attainment percentage for the Account Executive’s territory.

Commission Calculation Example for Account Executives

Annual Commission Target	$100,000
Quarterly Commission Target	$25,000 = $100,000/4
Quarterly Adjusted Bookings	$650,000
Quarterly Quota	$600,000
Quarterly Attainment	108.33% = $650,000/$600,000 x 100
Quarterly Commission	$27,083 = 108.33% x $25,000

Commission Calculation Example for Account Executives during First Quarter

Quarter	8/1-10/31
Hire Date	9/15
Annual Commission Target	$100,000
Quarterly Commission Target	$25,000 = $100,000/4
Pro-Rated Quarterly Comm Target	($25,000 / 92 days) * 46 days = $12,500
Quarterly Adjusted Bookings	$420,000 (bookings from 9/1 through 10/31)
Quarterly Quota for Territory	$600,000
Quarterly Quota (For months on board)	$402,000 = $198,000 (September) + $204,000 (October)
Quarterly Attainment	104.47% = $420,000/$402,000 x 100
Quarterly Commission	$13,059 = 104.47% x $12,500

Systems Engineers

Commission is calculated using the attainment percentage of the Account Executive(s) supported and/or mapped regional quota. Please refer to the Quarterly Quota Agreement for the regional and/or Account Executive(s) mapping.

If the Systems Engineer supports one Account Executive, they must achieve 100% of the Account Executive’s quota in order for the Systems Engineer to be paid 100% of his/her commission target.

If the Systems Engineer supports two Account Executives, they must achieve 90% of the combined Account Executives’ quotas in order for the Systems Engineer to be paid 100% of his/her commission target.

If the Systems Engineer supports three or more Account Executives, they must achieve 85% of the combined Account Executives’ quotas in order for the Systems Engineer to be paid 100% of his/her commission target.

If the Systems Engineer’s commission is mapped to a regional quota, 100% of the regional quota must be achieved in order for the Systems Engineer to be paid 100% of his/her commission target.

Commission Calculation Example for North American Systems Engineers

Reps Supported:	2
Annual Commission Target	$100,000
Quarterly Commission Target	$25,000 = $100,000/4
Quarterly Adjusted Bookings for Rep # 1	$650,000
Quarterly Adjusted Bookings for Rep # 2	$625,000
Combined Quarterly Adjusted Bookings	$1,275,000 = $625,000 + $650,000
Quarterly Quota for Rep # 1	$600,000
Quarterly Quota for Rep # 2	$600,000
Combined Weighted Territory Quota	$1,080,000 = ($600,000 + $600,000) x .9
Combined Quarterly Attainment	118.05% = $1,275,000/$1,080,000 x 100
Quarterly Commission	$29,513.88 = 118.05% x $25,000

Professional Services

New Hires:

New hires will get the current number of hours quota. As of August 1, 2011, the hours quota for NAM is 112 hours billable per month, and hours quota for EMEA is 107 hours billable per month. Quotas for new hires will be prorated based on the number of days worked during the first month, or alternatively the PS Manager may provide billable hours for the first month/quarter based on expected ability to bill for the month/quarter. The individual billable hours for new hires will be added to the group quota total.

Commission:

Base commissions are calculated as overall attainment percentage multiplied by the individual commission target. Overall attainment is calculated as the average of individual attainment and group attainment. Individual Attainment percentage is calculated as the individual billed hours divided by the total individual hour target, multiplied by 100. Group Attainment percentage is calculated as the group billed hours divided by the total group hour target, multiplied by 100. Commissions are generally paid on the last day of the month following the close of the commission month. For example, November commissions are paid out on the last day of December. December commissions are paid out on the last day of January. January commissions are paid out on the last day of February.

Definition of Billable Hours

Offsite and onsite project delivery directly billable to the engagement. This specifically excludes travel, training, PTO, warranty work, non-billable prep time, and administrative time. In the Project Structures section of Replicon, the system we use to track Professional Service time sheets, only the “Offsite Project Delivery” and “Onsite Project Delivery” categories are considered billable hours. Other tasks like “Travel”, “Pre Sales”, “Warranty Delivery”, “Project Management”, and “Project Research” may not be used in calculations of billable hours.

If a PS engagement is completed early, full credit will be received for the billable hours. For example, if a 10 day bundle project is completed in 8 days and the full 10 day bundle is billed, credit will be received for the 10 days.

Exceptions

•	On an exception basis, the Executive Vice President of Global Operations or Field VP may pre-approve “Warranty Delivery” or “Customer Satisfaction” projects as billable hours.

PS Commission Calculation Example:

Quarterly Commission Target	$4,000
Individual Billed Hours Achieved	339
Individual Hour Target	336
Individual Attainment %	101%
Group Billed Hours Achieved	1,667
Group Hour Target	1,620
Group Attainment %	103%
Overall Attainment %	102%
Base Commission	$4,076

Payment Schedule

•	Base commissions are paid the last day of the month following the commission month. For example, commissions for August are paid on the last day of September.

•	Quarter end commissions, accelerators, and bonuses are paid out the last day of the month following the end of the Fiscal Quarter.

Quarterly Commission Accelerator:

The Quarterly Commission Accelerator increases the attainment percentage that is applied to the amount of overall attainment (i.e., the average of the individual attainment and group attainment) that is over and above 100% of the billed hours target.

New hires or Professional Services Engineers moving into a new role/territory become eligible for the Quarterly Commission Accelerator upon commencement of their first full Fiscal Quarter at Infoblox or in the new role/territory. The Professional Services Engineer must be employed by Infoblox and in the role/territory for the entire Fiscal Quarter to qualify for the Quarterly Commission Accelerator and payout for the Fiscal Quarter. The Quarterly Commission Accelerator is generally paid the last day of the month following the close of the Fiscal Quarter.

For Professional Service Engineers and Manager, a 2x Quarterly Commission Accelerator is applied to the overall attainment above the billed hours target.

Opportunity Development Reps

North America

North America ODRs’ commission is tied half to the combined attainment percentage for the Account Executives they support and half to attainment of their individual point quota. Commission is calculated as the sum of 50% of the commission target multiplied by the Account Executives’ combined attainment percentage, plus 50% of the commission target multiplied by the ODR’s individual point attainment percentage.

EMEA

EMEA ODRs’ commission is tied 15% to the combined attainment percentage for the Account Executives they support, 50% to attainment of their individual point quota based on opportunities and 35% based on meetings completed. Commission is calculated as the sum of 15% of the commission target multiplied by the Account Executives’ combined attainment percentage, plus 50% of the commission target multiplied by the ODR’s individual point attainment percentage plus 35% of the commission target multiplied by the ODR’s meetings completed total attainment percentage.

If the ODR supports one Account Executive, they must achieve 100% of the Account Executive’s quota in order for the ODR to be paid 100% of his/her bookings commission target.

If the ODR supports two Account Executives, they must achieve 95% of the combined Account Executives’ quotas in order for the ODR to be paid 100% of his/her bookings commission target.

If the ODR supports three or more Account Executives, they must achieve 90% of the combined Account Executives’ quotas in order for the ODR to be paid 100% of his/her bookings commission target.

Commission Calculation Example for NAM Opportunity Development Reps

Reps Supported:	2
Annual Commission Target	$100,000
Quarterly Commission Target	$25,000 = $100,000/4
Quarterly Adjusted Bookings for Rep # 1	$650,000
Quarterly Adjusted Bookings for Rep # 2	$625,000
Combined Quarterly Adjusted Bookings	$1,275,000 = $625,000 + $650,000
Quarterly Quota for Rep # 1	$600,000
Quarterly Quota for Rep # 2	$600,000
Combined Weighted Territory Quota	$1,140,000 = ($600,000 + $600,000) x .95
Combined Quarterly Territory Attainment	111.84% = $1,275,000/$1,140,000 x 100
Point Quota	300
Point Actuals	310
Point Attainment	103.33% = 310/300 x 100
Combined Attainment	107.58% = (50% x 111.84%) + (50% x 103.33%)
Quarterly Commission	$26,896.25= 107.58% x $25,000

Commission Calculation Example for EMEA Opportunity Development Reps

Reps Supported:	2
Annual Commission Target	$100,000
Quarterly Commission Target	$25,000 = $100,000/4
Quarterly Adjusted Bookings for Rep # 1	$650,000
Quarterly Adjusted Bookings for Rep # 2	$625,000
Combined Quarterly Adjusted Bookings	$1,275,000 = $625,000 + $650,000
Quarterly Quota for Rep # 1	$600,000
Quarterly Quota for Rep # 2	$600,000
Combined Weighted Territory Quota	$1,140,000 = ($600,000 + $600,000) x .95
Combined Quarterly Territory Attainment	111.8% = $1,275,000/$1,140,000 x 100

Point Quota	300
Point Actuals	310
Point Attainment	103.3% = 310/300 x 100

Meetings Completed Quota	100
Meetings Completed Actual	105
Meetings Attainment	105% = 105/100

Combined Attainment	106.9% = (15% x 111.8%) + (50% x 103.3%) + (35% x 105%)
Quarterly Commission	$26,735.25= 106.9% x $25,000

Opportunity Development Manager

Opportunity Development Manager’s commission is tied half to attainment percentage for their region’s Quota and half to attainment percentage of the ODR team point quota.

Quarterly Commission Accelerator

For All Sales:

The Quarterly Commission Accelerator increases the attainment percentage that is applied to the Adjusted Bookings over and above 100% of quota or minimum Adjusted Bookings. The Quarterly Commission Accelerator is communicated in the Quota Agreement.

New hires or sales people moving into a new role/territory become eligible for the Quarterly Commission Accelerator upon commencement of their first full Sales Quarter at Infoblox or in the new role/territory. For example, if an employee is hired or enters a new role/territory on March 17th and his/her region’s Sales Quarter is February, March, and April then they first become eligible for the Quarterly Commission Accelerator in the Sales Quarter commencing on May 1st. The sales person must be employed by Infoblox and in the role/territory for the entire Sales Quarter to qualify for the Quarterly Commission Accelerator and payout for the Sales Quarter. For example, an SE who changes from supporting 1 rep to 2 reps would be considered a territory change. The Quarterly Commission Accelerator is generally paid the last day of the month following the close of the Sales Quarter. For example, the Quarterly Commission Accelerator for a Sales Quarter covering February, March, and April is paid out the last day of May. Details can be found in the Plan Participant’s Quarterly Quota Agreement.

Under the Quarterly Commission Accelerator, the quarterly attainment percentage above 100% of quota or minimum Adjusted Bookings may be multiplied by 2 or 1.5 based on whether the minimum requirements are met, as described below. The Accelerator Types, quota, and minimum Adjusted Bookings requirements are described below.

If more than 70% of your total Quarterly Adjusted Bookings for the quarter are maintenance renewal bookings, you will not be eligible for the Quarterly Commission Accelerator and no Quarterly Commission Accelerator will be paid to you.

2x Quarterly Commission Accelerator Example

The minimum Adjusted Bookings requirement for the 2x Quarterly Commission Accelerator is achieved, because the sales rep has an $800K quota. If 106.25% of quota for the quarter is achieved, then 106.25% of the Quarterly Commission Target is paid as the quarterly base commission. An additional 6.25% is paid out as a Quarterly Commission Accelerator. 6.25% x Quarterly Commission Target = Quarterly Commission Accelerator Payout. A combined total of 112.50% (106.25% + 6.25%) attainment percentage is applied instead of 106.25%.

Example:

Annual Commission Target	$100,000
Quarterly Commission Target	$25,000 = $100,000/4
Quarterly Actuals	$850,000
Quarterly Quota	$800,000
Quarterly Attainment Percentage	106.25% = $850,000/$800,000x100%
Base Commission Payment	$26,562.50
Quarterly Accelerator	$1,562.50 = 6.25% x $25,000

1.5x Quarterly Commission Accelerator Example 1

The minimum Adjusted Bookings requirement for the 1.5x Quarterly Commission Accelerator is achieved, because the sales rep has a $500K quota. If 110.0% of quota for the quarter is achieved, then 110.0% of the Quarterly Commission Target is paid as the quarterly base commission. An additional 5.0% is paid out as a Quarterly Commission Accelerator. 5.0% x Quarterly Commission Target = Quarterly Commission Accelerator Payout. A combined total of 115% (110.0% + 5.0%) attainment percentage is applied instead of 110.0%.

Annual Commission Target	$100,000
Quarterly Commission Target	$25,000 = $100,000/4
Quarterly Actuals	$550,000
Quarterly Quota	$500,000
Quarterly Attainment	110.0% = $550,000/$500,000x100%
Base Commission Payment	$27,500
Quarterly Accelerator	$1,250 = 5.0%x $25,000

1.5x Quarterly Commission Accelerator Example 2

The minimum Adjusted Bookings requirement for the 1.5x Quarterly Commission Accelerator is achieved, because the sales rep has achieved more than $500K in minimum Adjusted Bookings and their quota is below $500K. If 150% of quota for the quarter is achieved, then 150% of the Quarterly Commission Target is paid as the quarterly base commission. When the quota is below $500K, the Quarterly Commission Calculator is calculated off of the attainment percentage above the minimum Adjusted Bookings rather than the quota. An additional 10% is paid out as a Quarterly Commission Accelerator. 10% x Quarterly Commission Target = Quarterly Commission Accelerator Payout. A combined total of 160% (150% + 10%) attainment percentage is applied instead of 150%.

Annual Commission Target	$100,000
Quarterly Commission Target	$25,000 = $100,000/4
Quarterly Actuals	$600,000
Quarterly Min Adjusted Bookings	$500,000
Quarterly Quota	$400,000
Quarterly Attainment	150% = $600,000/$400,000x100%
Base Commission Payment	$37,500

Quarterly Attainment Against
Quarterly Min Adjusted Bookings	$600,000/$500,000 = 120%
Quarterly Accelerator	$2,500 = 10% x $25,000

For Account Executives:

Quarterly Quota	Accelerator Type	Requirement
$0K-$499K	1.5x	For Account Executives with quotas less than $500K, a $499K minimum Adjusted Bookings for the quarter is required to qualify for the Quarterly Commission Accelerator. A 1.5x Quarterly Commission Accelerator is applied to the Adjusted Bookings that are over and above $500K.
$500K-$799K	1.5x	For Account Executives with quotas between $500K and $799K, a 1.5x Quarterly Commission Accelerator is applied to the Adjusted Bookings that are over and above the quota.
$800K+	2x	For Account Executives with an $800K+ quota, a 2x Quarterly Commission Accelerator is applied to the Adjusted Bookings that are over and above the quota.

For Systems Engineers:

No. of Reps Supported	Quarterly Quota	Accelerator Type	Requirement
1	$0K-$499K	1.5x	For Systems Engineers supporting one Account Executive with quota less than $500K, a minimum of $500K Adjusted Bookings is required to qualify for the Quarterly Commission Accelerator. A 1.5x Quarterly Commission Accelerator is applied to the Adjusted Bookings that are over and above $500K.
1	$500K-$799K	1.5x	For Systems Engineers supporting one Account Executive with quota between $500K and $799K, a 1.5x Quarterly Commission Accelerator is applied to the Adjusted Bookings that are over and above the quota.
1	$800K+	2x	For Systems Engineers supporting one Account Executive with an $800K+ quota, a 2x Quarterly Commission Accelerator is applied to the Adjusted Bookings that are over and above the quota.
2	$0K-$999K	1.5x	For Systems Engineers supporting two Account Executives with combined quotas less than $1M, a minimum Adjusted Bookings of $1M is required. A 1.5x Quarterly Commission Accelerator is applied to the Adjusted Bookings that are over and above $1M.

2	$1M-$1.599M	1.5x	For Systems Engineers supporting two Account Executives with combined quotas greater or equal to $1M but less than $1.599M, a 1.5x Quarterly Commission Accelerator is applied to the Adjusted Bookings that are over and above the combined quotas.
2	$1.6M+	2x	For Systems Engineers supporting two Account Executives with combined quotas greater or equal to $1.6M, a 2x Quarterly Commission Accelerator is applied to the Adjusted Bookings that are over and above the combined quotas.
3 or more	$0K-$1.499M	1.5x	For Systems Engineers supporting three Account Executives with combined quotas less than $1.499M, a minimum Adjusted Bookings of $1.5M is required. A 1.5x Quarterly Commission Accelerator is applied to the Adjusted Bookings that are over and above $1.5M.
3 or more	$1.5M-$2.399M	1.5x	For Systems Engineers supporting three or more Account Executives with combined quotas greater or equal to $1.5M but less than $2.399M, a 1.5x Quarterly Commission Accelerator is applied to the Adjusted Bookings that are over and above the combined quotas.
3 or more	$2.4M+	2x	For Systems Engineers supporting three or more Account Executives with combined quotas greater than or equal to $2.4M, a 2x Quarterly Commission Accelerator is applied to the Adjusted Bookings that are over and above the combined quotas.

For Opportunity Development Reps & Manager and Professional Services:

Quarterly Quota	Accelerator Type	Requirement
Any	2x	For Opportunity Development Reps and Manager and Professional Services, a 2x Quarterly Commission Accelerator is applied to the combined attainment percentage above 100% quota achievement.

For Sales Management (Regional Sales Managers and Regional Systems Engineering Managers)

Quarterly Quota	Accelerator Type	Requirement
Any	3x	For Sales Management (Regional Sales Managers and Regional Systems Engineering Managers) there are no Adjusted Bookings minimums. A 3x Quarterly Commission Accelerator is applied to the attainment percentage above 100% quota achievement.

For Sales Management (EVP Global, GEO VPs and Sales Operations)

Quarterly Quota	Accelerator Type	Requirement
Any	4x	For Sales Management (EVP GLOBAL and GEO VPs, and Sales Operations) there are no Adjusted Bookings minimums. A 4x Quarterly Commission Accelerator is applied to the attainment percentage above 100% quota achievement.

International Plan Participants

Quota targets for all Plan Participants are specified in US Dollars. International commission calculations are performed and paid in local currency. This supersedes any prior agreement between the employee and Infoblox.

Calculation and Payment

Payments based on Shippable Bookings will be paid the last day of the month following the close of the commission month in which the Shippable Booking arose. For example, payments based on Shippable Bookings in January are generally made the last day of February. Additional provisions apply in the event of a Plan Participant’s termination of employment. See “Termination of Employment” below.

Adjustments

Each Plan Participant is responsible for notifying his/her manager of any discrepancies (whether underpayment or overpayment) in his/her monthly payment within 15 days of receipt of payment. Requests for adjustments to payment must be communicated in writing. If after consideration by the manager, an adjustment is deemed necessary, approval is required by the Executive Vice President of Global Operations. Corporate Finance shall make an appropriate adjustment to payment as soon as administratively practical.

Reversal and Recovery of Payments

Infoblox wants to ensure that Plan Participants recognize the importance of not only receiving product orders, but the importance of getting paid for product orders; therefore commission on an order is not considered earned until payment is received from the customer. Infoblox Finance will seek to notify the Plan Participant when an invoice is 45-60 days old. Infoblox Finance will use reasonable efforts to collect payment for past due invoices. As part of Plan Participant’s duties, Plan Participant will provide reasonable assistance to Infoblox Finance in order to collect payments for past due invoices. If payment of a sale transaction is not received by Infoblox within 90 days of the scheduled payment date and/or is deemed uncollectible by the Infoblox Finance Department, the overpayments previously paid by Infoblox for the transaction will be deducted at the Account Executive’s base commission rate used in calculating the original payment before the effects of any accelerators or bonus amounts, provided the Account Executive has an active status with the company. If payment from the customer is subsequently received, the Plan Participant will receive repayment of 100 percent of the previously deducted amount, provided the Account Executive has an active status with the company at the time of payment and the commission is otherwise considered earned.

Payments are subject to charge back or offsetting credits for returns or other adjustments to the extent that payments received are refunded or credited back to the customer. Additional provisions apply in the event of a Plan Participant’s termination of employment. See “Termination of Employment” below.

Overpayment

Corrections due to overpayment will be recovered from subsequent payments. Amounts due to Infoblox from a Plan Participant as a result of an overpayment correction shall be repaid immediately to Infoblox or Infoblox shall have the right to deduct such amounts from any future payments to Plan Participant. In case of termination, if there is a remaining amount due to Infoblox, then the balance may be deducted from Plan Participant’s final check (including salary, commissions, bonus and accrued, but unused vacation pay) to the extent allowed by law; if after such deductions, an amount remains due to Infoblox, then the employee will be required to pay the balance to Infoblox by personal check or other means acceptable to Infoblox.

By participating in the Plan, each Plan Participant hereby consents and authorizes Infoblox to deduct any amounts that may be due or become due to Infoblox from any future payments to Plan Participant until all amounts are fully repaid.

Change or Inheritance of Territory

New Hires

In the instance where a new sales person inherits a territory, they will inherit all quota, bookings, pipeline, rebooks, and debooks from their new territory beginning the month of his/her territory initiation. This is described in the Commissions section above.

Change of Territory

A change in territory will not affect payment deductions for previous payments relating to the former territory. Infoblox will continue to deduct all debooks and adjustments relating to previous payments from subsequent payments to the Plan Participant. The deductions will be at the same rate at which the original payment was calculated.

If Plan Participant’s territory is changed, Plan Participant will continue to be credited for bookings received by Infoblox prior to the territory change for purposes of calculating payments. Any new bookings and rebookings for Plan Participant’s new territory which are received by Infoblox after the territory change takes effect will be credited to Plan Participant. Any new bookings and rebooks for territory removed from Plan Participant which are received by Infoblox after the Plan Participant’s territory change goes into effect will not be credited to Plan Participant.

Termination of Employment

The Plan Participant must have active employment with the company at the time of customer payment and for a commission to be considered earned; no commission may be earned after Plan Participant withdraws or is removed from the Sales Compensation Plan, whether due to reassignment, voluntary or involuntary termination from Infoblox, or any other reason.

If the Plan Participant is terminated during the first month of employment, commissions will not be paid. Last day of active employment or termination date is defined as the last day Plan Participant is present on the job and covered under the Plan. It shall not include vacation, compensatory or severance periods.

If a Plan Participant converts from full time to part-time Company service, commissions will be paid to the employee on a pro-rata basis based upon the Plan Participant’s number of hours worked.

The Plan Participant will receive payment for all commissions earned and unpaid as of the termination date.

A final commission check will be issued within 60 days after the end of the month in which employment ends, and shall be subject to permitted adjustment, to include without limitation overpayments, expense vouchers, and other relevant adjustments. The final commission payment will include bookings for sales to VARs or End Users prior to the termination date that are paid within 45 days of the termination date. In addition, the final commission payment will include bookings for sales to distributors that are reported as sold thru prior to the termination date on a distributor POS report received by Infoblox within 45 days after the termination date.

Previous commission advances for products sold to distributors are not considered “earned” until reported on a POS report and could be charged back at the time of termination.

In the event of termination, Plan Participant will receive credit for bookings only through the date of termination. Achievement of Quota for calculating commissions, Accelerators and other applicable payments will be based on the Plan Participant’s full Quota for the month and Sales Quarter. The Plan Participant’s commission target for the last month worked will be prorated based on the number of days worked during the month. For example, if Plan Participant’s last day of employment with Infoblox is June 15, he/she would receive bookings credit through June 15 and would not receive credit for orders booked on or after June 16. Plan Participant’s full June quota would apply for the month and Plan Participant’s commission target for the month of June would be 50% of the commission target set forth in the Quota Agreement. In order to be eligible for a Quarterly Bonus, Plan Participant must be employed by Infoblox when the Quarterly Bonus is paid.

Leave of Absence:

Plan Participants on approved leave of absence, including temporary disability or statutory family leave and worked for less than 30 business days during the month or year which the commission applies to, will receive credit for bookings only through the start date of the leave of absence. Achievement of Quota for calculating commissions, Quarterly Bonus and Accelerators will be based on the Plan Participant’s full Quota for the month and Sales Quarter. Plan Participant would remain eligible for full Quarterly Bonus and Accelerator payments if achieved based on bookings through the start date of the leave absence, however, the Plan Participant’s commission target for the last month worked will be prorated based on the number of days worked during the month. For example, if Plan Participant’s last day before a leave of absence is June 15 he/she would receive bookings credit through June 15 and would not receive credit for orders booked on or after June 16. Plan Participant’s full June quota would apply for the month and Plan Participant’s commission target for the month of June would be 50% of the commission target set forth in the Quota Agreement.

Evaluation Equipment:

Customer Evaluation Units

Infoblox may provide product units for customer evaluation use. Plan Participant is responsible for tracking the product units that Plan Participant requests or that is otherwise placed in customer accounts managed by Plan Participant until purchased or returned to Infoblox. All product evaluation units returned to Infoblox must first be issued an RMA number and shipped to the RMA address provided by Infoblox.

As a part of his/her job responsibilities, Plan Participant is required to submit monthly reports listing the location and status of all evaluation units requested by the Plan Participant or otherwise placed in customer accounts managed by Plan Participant.

If any product evaluation units for which Plan Participant is responsible are lost or unaccounted for, Infoblox may deduct the replacement value of such units from Plan Participant’s payment. Upon voluntary or involuntary termination from Infoblox, Plan Participant is responsible to return or account for all evaluation units. If for any reason these units are not returned or confirmed at a customer site, Plan Participant shall be responsible for the replacement value of such equipment and Infoblox may deduct such amounts from Plan Participant’s final check (including salary, commissions, bonus and accrued but unused vacation pay) to the extent allowed by law; if after such deductions, an amount remains due to Infoblox, then the employee may be required to pay the balance to Infoblox by personal check or other means acceptable to Infoblox.

Internal Units

Infoblox may provide Systems and Professional Services Engineers with internal product units for testing and demo purposes. Plan Participant is responsible for the product units issued to him/her; this includes retaining the product units in their possession, and returning the product units upon request by Infoblox. Internal SE units may not be loaned out to channel partners or customers for evaluation purposes. The Customer Evaluation process must be used if a product unit is to be sent to, or left in the possession of a customer. As a part of his/her job responsibilities, Plan Participant is required to submit monthly reports listing the status of all internal product units issued to Plan Participant.

If any internal product units issued to Plan Participant are lost or unaccounted for, Infoblox may deduct the replacement value of such units from Plan Participant’s payment. Upon voluntary or involuntary termination from Infoblox, Plan Participant is responsible to return or account for all internal product units issued to Plan Participant. If for any reason these units are not returned in accordance with Infoblox’s directions, Plan Participant shall be responsible for the replacement value of such equipment and Infoblox may deduct such amounts from Plan Participant’s final check (including salary, commissions, bonus and accrued, but unused vacation pay) to the extent allowed by law; if after such deductions, an amount remains due to Infoblox, then the employee may be required to pay the balance to Infoblox by personal check or other means acceptable to Infoblox.

(Non Global) Bookings Split Policy

The policy below is effective provided that significant sales or system engineering effort has been extended by each participant.

When two or more Plan Participants share responsibility for a sales transaction and it is mutually agreed that a portion of the total bookings will be apportioned to each sales person involved in the sale, a remap request should be submitted through SF.com. The cumulative split % should not exceed 100% of the original commission unless approved by the Executive Vice President of Global Operations and CEO. Commission will be paid to each individual involved in the split based on normal commission payment terms.

Credit will generally be split by two or three participants based on the following:

Decision (50%) – Can be split into 25%/25%

Local Purchase and/or Support (25%)

Location/Shipping Address of Implementation (25%)

Credit for sales involving more than three participants, more than one functional group and/or multiple territories will be apportioned on a case by case basis as determined by the Executive Vice President of Global Operations or CEO, or if the participant’s Quota Agreement specifically addresses cases of multiple participants or functional groups then treatment of the participant’s commissions will be in accordance with the participant’s Quota Agreement.

Global Account Split Policy

The Global Account Split Policy is the same as the Non Global Booking Split Policy. All products shipped internationally should be shipped through Infoblox’s international channels. Products shipped without notification will result in 100% of the commission being allocated to the country where the product is shipped.

Commission Mapping Process

Monthly Deadline: First business day after the end of the month

Remap Types:

•	Remaps

•	Splits

Process:

•	Sales must do a weekly review of the bookings report to ensure that the orders are correctly assigned to them. They should also ensure that orders are not missing or inaccurate.

•	Account Executives must submit any remap requests through Salesforce.com by the monthly deadline.

•	Any requests submitted after the deadline will not be accepted.

Bookings Errors

Sales management can correct errors in booking credit. Each Plan Participant and manager involved in the bookings adjustment must be notified of the adjustment before it occurs. An e-mail notification is acceptable in place of signatures. Commission will be adjusted to each Plan Participant involved based on normal commission payment terms. Requests for changes need to be submitted within 90 days of the commission recognition. Only orders of $10,000 or more will be considered for adjustment if the request is made within this 90-day limit. After 90 days, no orders will be considered for adjustment.

Special Incentives

Employees eligible for special incentives, such as accelerator bonuses, SPIFFs, and incentives for specific activities (e.g. President’s Club, trips, and prizes), will be identified in writing before the beginning of the Plan Participant’s Sales Quarter. Additional terms and requirements may apply to such special incentives.

SPIFFs

SPIFFs are periodic sales contests that provide an opportunity to earn additional compensation above and beyond the basic commission plan. Sales management will announce SPIFFs throughout the year as appropriate. Plan Participants must be actively employed with Infoblox at the time of award to be eligible for the incentive payment.

Quarterly Bonus

Account Executives, Systems Engineers, Opportunity Development Reps and Manager, Sales Management, and Sales Operations are eligible for the Quarterly Bonus. The Quarterly Bonus is based on Infoblox’s fiscal quarters and not on the Plan Participant’s

Sales Quarters. New hires or sales people moving into a new role/territory become eligible for the Quarterly Bonus upon commencement of their first full Infoblox fiscal quarter of employment at Infoblox or in the new role/territory. For example, if an employee is hired or enters a new role/territory on March 17th they first become eligible in the fiscal quarter commencing on May 1st. The sales person must be employed and in the role/territory during the entire fiscal quarter to be eligible for the Quarterly Bonus. The Quarterly Bonus is generally paid the last day of the month following the month the bonus was achieved. For example, if the bonus is based on achieving a mid fiscal quarter target (e.g. mid-September) then the payout will be the end of October. Details can be found in the Quarterly Quota Agreement.

Some Quarterly Bonus amounts may be based on sell-through of products and support to specified end-customers. For such bonuses, sell through will be deemed achieved only in the month for which the distributor/s reports sell through to have occurred on POS reports provided to Infoblox.

The Quarterly Bonus criteria are to be determined by the Executive Vice President of Global Operations. These are communicated in the Quarterly Quota Agreements.